Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208911 on Form S-8 of our reports dated April 30, 2018 relating to the consolidated financial statements of Ferroglobe PLC and the effectiveness of Ferroglobe PLC’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 20-F of Ferroglobe PLC for the year ended December 31, 2017.

/s/ Deloitte, S.L.

Madrid, Spain

April 30, 2018